EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-118476) of AT&T Inc. of our report dated February 27, 2006 relating to the financial statements of BellSouth Corporation, which appears in the Current Report on Form 8-K of AT&T Inc. dated May 10, 2006.
PricewaterhouseCoopers LLP
Atlanta, Georgia
May 10, 2006